CHAPARRAL ENERGY, INC.
AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT FOR CORPORATE OFFICERS
THIS AMENDMENT NO. 2 (this “Second Amendment”) is entered into effective as of January 1, 2014 to amend that certain Employment Agreement dated February 1, 2011 by and among Chaparral Energy, Inc., a Delaware corporation (the “Company”), Chaparral Energy, L.L.C. (the “Employer”) and K. Earl Reynolds (the “Executive”) (the “Original Agreement”).

WITNESSETH:
WHEREAS, the Company, the Employer and the Executive desire to amend the following provisions in the Original Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and conditions set forth below, the parties agree to amend the Original Agreement as set forth herein:

1.Definitions. Capitalized terms used but not defined herein shall have the same meanings set forth in the Original Agreement.
2.    Amendment to Section 2 of the Original Agreement. Section 2 of the Original Agreement is hereby deleted and replaced in its entirety with the following:
“2.    Position and Duties. Effective January 1, 2014 and thereafter during the Term, Executive will serve as President and Chief Operating Officer of the Company and will report directly to the Chief Executive Officer of the Company (the “CEO”). Executive shall devote Executive’s best efforts and full business time and attention to perform all services reasonably required to fully execute the duties and responsibilities associated with the Company, its subsidiaries and its affiliates as directed by the CEO. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on industry, civic or charitable boards or committees. Executive agrees to observe and comply with the rules and policies of the Company, as in effect from time to time, including, without limitation, any rules and policies relating to Executive obligations to the Company upon a termination of employment.”
3.    Amendment to Section 4 of the Original Agreement. Section 4 of the Original Agreement is hereby deleted and replaced in its entirety with the following:
“4.    Compensation and Related Matters.
(a)    Base Salary. During the Term, the Company will pay Executive a base salary of not less than $500,400 per year (“Base Salary”), in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased unless the base salaries for all executive officers of the Company are decreased, pursuant to annual review by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) in its discretion. In the event that Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.
(b)    Annual Bonus Incentives. In addition to the Base Salary, for annual compensation periods beginning January 1, 2014, Executive shall be eligible to participate in and earn an annual cash bonus under any annual incentive plan established by the Board so long as the terms of any such plan allow participation by the executive officers of the Company (“Annual Bonus”). The target Annual Bonus for Executive shall be equal to 90% of Executive’s current Base Salary, but the actual Annual Bonus shall be determined by the Compensation Committee, in consultation with the CEO, in accordance with the terms of such plan, in effect at that time, if any. The terms for the payment of any Annual Bonus shall be determined by the Compensation Committee, in consultation with the CEO, in accordance with the terms of such plan in effect at that time, if any.
(c)    Equity Grant. Per the Company’s 2010 Equity Incentive Plan (the “Plan”), the Company shall grant to Executive shares of restricted stock (the “Restricted Stock”) under the Plan, consisting of, in aggregate including both existing grants and new grants, 3,074 time-vesting shares (the “Time-Vested Restricted Stock”) and 5,967 performance-vesting shares (the “Performance-Vested Restricted Stock”). Consistent with the foregoing, the terms and conditions of the Time-Vested Restricted Stock shall be set forth in an award agreement (the “Time-Vested Restricted Stock Agreement”) substantially in the form attached hereto as Exhibit A, and the terms and conditions of the Performance-Vested Restricted Stock shall be set forth in an award agreement (the “Performance-Vested Restricted Stock Agreement” and, together with the Time-Vested Restricted Stock Agreement, the “Restricted Stock Agreements”) substantially in the form attached hereto as Exhibit B, which together shall evidence the grant of the Restricted Stock. Subject to this Section 4(c), the Time-Vested Restricted Stock and the Performance-Vested Restricted Stock shall be governed in all respects by the terms of the Plan and the applicable Restricted Stock Agreement.
(d)    Welfare, Pension and Incentive Benefit. During the Term, Executive (and Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) will be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company or Employer for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Term, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company or Employer for the benefit of its senior executive officers.

(e)    Vacation. Executive shall be entitled to 4 weeks annual paid vacation and otherwise in accordance with the Employer’s vacation policy during the Term. Executive may use his vacation in a reasonable manner based upon the business needs of the Company.
(f)    Fringe Benefits. Effective January 1, 2014 and thereafter during the Term, the Company will provide Executive with such other fringe benefits as commensurate with Executive’s position, including, but not limited to:
(i)    Use of Airplane. The Executive shall be entitled to the use of a Company-owned airplane (the make, model, cost and frequency of replacement of which shall be subject to approval by the Board) up to twenty five (25) hours of operation per annum; provided, however, that unused hours in an annual period will be added to the available hours in the next annual period; provided further, however, that all costs and expenses associated with Executive’s personal use of such airplane will be deemed to be imputed income to Executive and Executive will be solely responsible for any income tax liability with respect thereto.
(ii)    Annual Physical Examination. During the Term, the Company shall reimburse Executive up to a maximum of $500 per year for an annual, comprehensive physical examination at any medical facility of Executive’s choice located in the Continental United States, including related diagnostic and screening tests, examinations, procedures and laboratory work..
(g)    Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the Company’s and Employer’s expense reimbursement policy during the Term. All payments under this Section 4(g) shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred such expenses.
4.    Counterparts.    This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
5.    Other. Except as modified herein, the Original Agreement as amended by that certain Amendment dated May 1, 2013 is specifically ratified and affirmed.
IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer

CHAPARRAL ENERGY, L.L.C.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Manager

/s/ K. Earl Reynolds
K. Earl Reynolds

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